Exhibit 99.02

IMMEDIATE RELEASE	Media Relations:	PCG Advisory
Sean Leous
+1-646-863-8998
sleous@pcgadvisory.com

	Investors Relations:	PCG Advisory
Adam Holdsworth
+1-646-862-4607
adamh@pcgadvisory.com

GenSpera Announces Encouraging Interim Phase II Data for Glioblastoma, Showcases Positive Future for Mipsagargin Across Multiple Types of Solid Tumors

First-in Class Agent is Well Tolerated in Brain Cancer Patients – Trials to be Expanded

SAN ANTONIO, September 9, 2015 – GenSpera, Inc. (OTCQB: GNSZ) today announced that interim data from its Phase II study of mipsagargin (G-202) in adult patients with recurrent or progressive glioblastoma, has demonstrated impressive activity in patients to date. The two-stage, single-arm, open-label study (NCT02067156) is led by David Piccioni, M.D., Ph.D. and Santosh Kesari, M.D., Ph.D. at the UC San Diego Moores Cancer Center in La Jolla, CA.

“It’s extremely gratifying to have yet another strong indication that mipsagargin continues to work as designed”, said Craig Dionne, Ph.D., chief executive officer at GenSpera.  “These interim data corroborate the data previously obtained in advanced liver cancer patients and validates our proposition that mipsagargin is likely to become an important drug for patients with various types of solid tumors.

The interim Phase II data demonstrate that mipsagargin confers clinical benefit to a subset of patients and that activity may correlate with the level of prostate-specific membrane antigen (PSMA) expression in the primary tumor. Mipsagargin is activated by the enzyme PSMA, which is highly expressed in some glioblastoma tumor vasculature.

"We are excited and encouraged by the results we are seeing with mipsagargin, a novel vascular-targeted prodrug, in recurrent glioblastoma patients," said Santosh Kesari, MD, PhD, the principal investigator of the study. “These early signs of drug activity viewed using MRI imaging showcase a significant reduction in tumor size and swelling, both positive indicators that the drug is doing exactly what it was designed to do. We have informed the Food and Drug Administration that mipsagargin’s mechanism of action has the potential to be effective across all solid cancer tumors that express PSMA”.

“Our Company is at an inflection point in its life cycle and it is now time to be valued on the merits of mipsagargin, and the intellectual property platform that we have created”, said Craig Dionne. “I’m confident about mipsagargin’s future, and we look forward to expanding our trials and partnership prospects”.

About Mipsagargin

Mipsagargin is a prodrug in human clinical trials for several different tumor types. Mipsagargin consists of a thapsigargin derivative, 12ADT, coupled to a peptide that helps solubilize the prodrug and prevents its internalization into cells until the peptide is removed. The mechanism of action targets the enzyme PSMA, which is highly expressed on the surface of almost all cancer tumor vasculature, including those of glioblastoma. PSMA recognizes and removes the peptide, releasing the active ingredient 12ADT into the cell and bringing about cell death. The prodrug delivery system ensures that mipsagargin is activated only within the tumor, thus providing greater anti-tumor efficacy and minimizing side effects.

About Glioblastoma

Glioblastoma is the most common and most aggressive malignant primary brain tumor in humans. There are approximately 10,000 new cases of malignant glioblastoma diagnosed each year in the United States and, despite optimal treatment, the median survival for these patients is only 12 - 15 months. Treatment commonly consists of surgery followed by radiation and the drug temozolomide. A few drugs have been approved in patients that have recurrent tumors, but none have been shown to promote long-term tumor stabilization or survival. Glioblastomas are particularly resistant to conventional chemotherapy drugs as most cannot cross the blood-brain barrier. This disadvantage of conventional chemotherapy does not apply to mipsagargin because mipsagargin directly attacks the PSMA-expressing cells of the tumor-associated blood vessels that comprise the blood-brain barrier.

About GenSpera

GenSpera, Inc., is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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